UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 29, 2004

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 29, 2004, IBM issued a press release announcing that it has agreed in principle with plaintiffs to resolve certain claims in the class action lawsuit relating to its pension plan, Cooper et al vs The IBM Personal Pension Plan and IBM Corporation.  The press release is Attachment I of this Form 8-K. Attachment II is an IBM statement about the pension plan settlement that will be available today on IBM’s investor relations website (www.ibm.com/investor/).  Attachment III are the prepared remarks and presentation materials of an IBM webcast about IBM’s announcement of the pension plan settlement.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: September 29, 2004

	By:	/s/ Andrew Bonzani
(Andrew Bonzani)
Assistant Secretary & Associate General Counsel

ATTACHMENT I

IBM SETTLES CERTAIN CLAIMS IN PENSION LAWSUIT;

WILL APPEAL CASH BALANCE CLAIMS

ARMONK, N.Y., September 29, 2004 . . . IBM announced today that it has agreed in principle with plaintiffs to resolve certain claims in the class action lawsuit relating to its pension plan, Cooper et al v. The IBM Personal Pension Plan and the IBM Corporation.  Under the agreement, the District Court will issue no rulings on remedies.  The company will appeal the cash balance pension plan claims to the Seventh Circuit Court of Appeals and believes it is likely to be successful on appeal.

Today’s agreement, still subject to final approval by the Court after notice to the class, provides that plaintiffs would be eligible to receive an incremental pension benefit worth approximately $300 million (which includes plaintiffs’ attorneys fees to be determined by the Court) in exchange for the settlement of certain claims and a stipulated remedy in the event that IBM loses the remaining cash balance claims on appeal.  Under the stipulated remedy, IBM’s potential liability for the claims being appealed is capped at $1.4 billion.  If IBM prevails on the claims being appealed, there will be no additional liability.  Together with an ancillary claim that was settled earlier, IBM will take a one-time nonrecurring charge of approximately $320 million to 3Q earnings as a result of this agreement.

IBM continues to believe that its pension plan formulas are fair and legal.  The company has reached this agreement in the interest of the business and IBM shareholders, and to allow for a review of its cash balance formula by the Court of Appeals.

“The position that cash balance plans are unlawful seriously jeopardizes the security of an already fragile U.S. pension system,” said Randy MacDonald, IBM’s senior vice president of human resources.  “While IBM has the financial strength to deal with the ramifications of this case, many companies do not.  If the ruling in this case is upheld, many companies will be forced to end their pensions, reduce the number of employees who receive pensions, or become noncompetitive which could result in job losses.”

There are more than 1,200 U.S. cash balance and related plans in operation today that would be deemed illegal under the rulings in this court case.  Since 2000, companies have terminated approximately 7,500 pension plans, according to the Pension Benefit Guaranty Corporation, more than 1,000 in 2004 alone.

“Anyone who thinks that a Court ruling against cash balance plans is good for American workers misses the fact that these plans ensure the survival of secure retirement income,” said Mr. MacDonald.

Cash balance pension formulas are defined benefit plans that provide the employee with interest credit from the moment a retirement benefit is earned until it is taken.  Although employees under IBM’s plan earn interest credits at the same rate regardless of their age, the U.S. District Court for the Southern District of Illinois ruled that IBM’s cash balance formula is unlawful because a younger employee will earn more years of interest by the time he becomes age 65 than an older employee.  The ruling effectively concluded that providing interest is unlawful age discrimination under the Employee Retirement Income Security Act (ERISA) of 1974, the federal law that sets standards for voluntarily established pension plans.  This interpretation is not supported by judicial, regulatory or legislative authority.  In fact, all other federal district courts that have reviewed claims asserting that cash balance plans are age discriminatory have found such plans to be lawful.

On September 15, 2004, IBM and the plaintiffs advised the Court that they had resolved an ancillary claim, a partial plan termination claim, which affects a limited number of former employees who worked for the company for less than five years.

An IBM Webcast and facts on today’s agreement will be available today at http://www.ibm.com/investor/events/ir0604

ATTACHMENT II

IR Portal Article – IBM Statement on Pension Settlement Announcement

In December 1999, a class action suit was filed against IBM and its pension plan trust.  The Plaintiffs claimed, among other things, that both IBM’s pension equity and cash balance formulas are age discriminatory.  On July 31, 2003, the United States District Court for the Southern District of Illinois issued its liability ruling in the case on the primary age discrimination claims in favor of the plaintiffs.  In February of this year, the court ruled that plaintiffs would be entitled to retroactive relief.

Agreement in Principle

On September 29, 2004, IBM and the parties agreed in principle to resolve certain issues in the Cooper vs. IBM pension plan lawsuit.  While IBM continues to believe its pension plan is fair and lawful, the decision to agree to a partial settlement of the case is in the best interest of IBM’s business and shareholders.

Under the terms of the agreement, plaintiffs will receive an incremental pension benefit in exchange for the settlement of some claims, and a stipulated remedy on the remaining claims if plaintiffs prevail on appeal.  This settlement, together with the previous settlement of the Partial Plan Termination claim will result in a one-time charge of approximately $320 million.

This agreement ends the litigation on all but two claims, which are associated with IBM’s Cash Balance plan.  IBM will appeal the rulings on those claims, and continues to believe it is likely to be successful on appeal.  The agreement stipulates that if IBM is not successful on appeal of the two remaining claims, the agreed remedy will be increased by up to $1.4 billion — a $780 million remedy for the claim that IBM’s Cash Balance plan formula is age discriminatory, and a $620 million remedy for the claim that transition arrangements regarding opening account balances during the 1999 conversion were also age discriminatory (“Always Cash Balance” claim).  The maximum liability the company could face as a result of these claims is therefore capped at $1.7 billion.

In the coming months, class members will receive formal notice of the settlement and the judge will hold a fairness hearing.  Once the settlement is approved, IBM will appeal the liability rulings for the Cash Balance claims.  As a result, the entire process could take up to 27 months before reaching final conclusion.

Appeal of Cash Balance Claims

IBM believes it is likely to be successful on appeal of the remaining cash balance claims.  The company disagrees with the Court’s interpretation of the age discrimination provisions of ERISA and believes that the Court’s interpretation is not supported by existing judicial, regulatory or legislative authority.  In fact, all of the other federal courts that have addressed age discrimination challenges to cash balance plans have sided with the defendant companies.  And, this has ramifications far beyond IBM – as this ruling potentially invalidates over 1,200 US cash balance and related plans.

Financial implications

IBM will record a one-time charge of approximately $320 million in the third quarter of 2004.  This amount covers the settlement announced September 29, as well as the previous settlement of the Partial Plan Termination claim.

•                                          This non-recurring charge will be recorded to SG&A.

•                                          The result is a reduction in IBM’s pre-tax income of $320 million, or approximately 13 cents per share.

•                                          IBM’s third quarter earnings release on October 18th will clearly identify the non-recurring charge within our reported expense, profit, and earnings per share.

•                                          The settlement increases IBM’s pension liability by approximately $320 million, but does not require a contribution at this time.  IBM will address the funding of the plan at the end of the year in the normal course of business.

There is no financial impact associated with the stipulated remedy for the cash balance claims, since IBM believes it is likely to be successful on appeal. Therefore, no accounting provision will be taken for the 1.4 billion dollars at this time.

With this settlement, IBM has reduced its financial risk associated with these claims.  In any event, IBM is in very sound financial condition.  The Company has strong cash flows from operations, providing a source of funds which has ranged between $8.8 and $14.6 billion per year over the last five years.  IBM provides for additional liquidity through several sources – including a sizable cash balance of $8.2 billion at the end of June, and a near debt-free non-financing business, which gives IBM substantial access to the global capital markets, as well as other global funding sources.  Therefore, if an adverse final ruling were to happen today, it would not impact IBM’s ability to conduct business as usual.

In summary:

•                                          IBM continues to believe that its pension plan is fair and lawful.

•                                          IBM believes the agreement in principle to settle certain claims is in the best interest of the business and our shareholders, since it caps IBM’s potential liability on all claims, and permits more focused appellate review of the important issues associated with IBM’s Cash Balance formula.

•                                          The immediate financial impact of the settlement, together with a settlement announced last week is a one-time charge of approximately $320 million. There is no cash impact at this time.  IBM’s third quarter earnings press release and earnings presentation will clearly identify the one-time charge associated with the settlement.

•                                          IBM will file an appeal of the remaining Cash Balance claims, and believes it is likely to be successful on appeal.

•                                          The maximum financial impact of the cash balance claims is capped at $1.4 billion.  Together with the $320 million one-time charge, IBM’s liability associated with these claims is now capped at approximately $1.7 billion.

•                                          Even if the Plaintiffs prevail on appeal, based on IBM’s financial condition today, the remedies are within IBM’s ability to handle.

For additional details, visit IBM’s investor website at
http://www.ibm.com/investor/events/ir0604

ATTACHMENT III

Good afternoon.  This is Patricia Murphy, Vice President of Investor Relations at IBM.  Here with me today is Jesse Greene, IBM Vice President and Treasurer.  Thank you all for joining us.

By now, many of you have seen IBM’s press release on today’s partial settlement in the class action lawsuit relating to IBM’s pension plan.  This press release is available as a link on our investor website, along with a short article posted to “IR Corner.”  A replay and transcript of this webcast will also be available at the conclusion of this call.

Last July, in the case of Cooper versus IBM, the U.S. District Court for the Southern District of Illinois issued its liability ruling on the age discrimination claims.  About two weeks ago, the parties filed a notice with the court that the parties were in discussions regarding a possible resolution of some of the remedies issues and/or claims in the suit.  Today, IBM announced that the parties have agreed in principle to resolve certain issues.  Our objective today is to provide a brief overview of the issues and settlement.  Following the overview, in place of a live Q&A session, we’ll cover a few questions that may be of interest to you.

Now, please move to chart 2.

Before we get started, let me remind you that:

Certain comments made during this call may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the company’s filing with the SEC.  Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

Now, please move to chart 3, and I’ll turn the call over to Jesse Greene.

Thanks Patricia. Let me start by addressing the key points of today’s announcement, and then we will go into the case in more detail.

Today, IBM and the plaintiffs agreed in principle to resolve certain issues in the Cooper vs. IBM pension plan lawsuit.  While IBM continues to believe its pension plan is fair and lawful, management believes that the decision to agree to a partial settlement of the case is in the best interest of the business and our shareholders.

Under the terms of the agreement, plaintiffs will receive an incremental pension benefit in exchange for the settlement of some claims — and there will be a stipulated remedy on the remaining claims if plaintiffs prevail on appeal.  This settlement, together with the previous settlement of the partial plan termination claim, will result in a one-time charge of approximately 320 million dollars to IBM’s third quarter earnings.

This agreement settles all but two claims, which are associated with IBM’s cash balance plan.  IBM will appeal the rulings on those claims, and we continue to believe it is likely we will be successful on appeal.  The agreement, does, however, stipulate an aggregate remedy of up to 1.4 billion dollars for these two remaining claims should the plaintiffs prevail on appeal.

So, to summarize the financial implications of today’s announcement —

•                  We have capped the potential liability if we were to lose the remaining cash balance claims at 1.4 billion dollars.

•                  We will incur a one-time charge of approximately 320 million dollars this quarter associated with the resolution of certain claims, and

•                  There is no cash impact on the company at this time.

Now, please go to chart 4, and I will provide some background on the rulings.

•                                          IBM has sponsored a defined benefit pension plan for United States’ employees for many years.  During the early 1990’s, IBM significantly enhanced its plan by adding subsidies and incentives to enable early retirement of employees.  This was at a time when business needs required widespread reduction of the workforce.

•                                          In 1995, IBM no longer needed to reduce the overall workforce.  Instead, it was more critical that the company attract and retain employees, many of whom were experienced hires in the middle of their careers.  Therefore, the plan was converted, over a six year time period, to a different type of defined benefit formula called a pension equity plan, and the early retirement subsidies were reduced.

•                                          Then in 1999, some existing plan participants — and all new employees —were moved to a cash balance plan.  This provides benefits that are portable — recognizing that a growing percentage of American workers have several employers over the course of their careers — not just one.  This plan:

•                  does not shift investment risk to the employee,

•                  provides a certain rate of return, based on a set formula,

•                  insures the benefits through the Pension Benefit Guaranty Corporation, and,

•                  offers the opportunity for payment in the form of an annuity.

The IBM cash balance plan is not unique — there are over 1,200 cash balance and related plans in the United States today — and many of them were converted in the 1990’s.

•                                          In December 1999, a class action suit was filed against IBM and its pension plan trust.  Plaintiffs claim — among other things – that both IBM’s pension equity and cash balance formulas are age discriminatory.

•                                          On July 31, 2003, the United States District Court for the Southern District of Illinois issued its liability ruling in the case on the primary age discrimination claims.  Specifically, even though all employees receive the same percentage of compensation as a contribution to their cash balance plan account annually, it held that the rate at which benefits accrued under the IBM pension plan formulas violated the age discrimination provisions of the Employee Retirement Income Security Act (ERISA) of 1974.

•                                          In February of this year, the court ruled that plaintiffs would be entitled to retroactive relief.

•                                          On September 15, the parties agreed to resolve one of the claims — the partial plan termination claim — which affects a limited number of former employees who worked for the company for less than five years.  The one-time cost of this settlement is approximately 20 million dollars, which will be charged to third quarter earnings.

•                                          Two days later on September 17, IBM and the plaintiffs filed a notice that we were in discussions regarding a possible resolution of some of the remaining remedies issues and/or claims.

•                                          Today, we announced that we have agreed in principle to a partial settlement.  The agreement resolves certain claims in the litigation, and stipulates a remedy for the remaining cash balance claims should plaintiffs prevail on appeal.  Under the agreement, the District Court will issue no rulings on remedies.

Under the agreement, IBM will provide an incremental pension benefit to plaintiffs.  The charge associated with this settlement is approximately 300 million dollars.

This agreement does not settle plaintiffs’ claims that IBM’s cash balance formula is age discriminatory, or plaintiffs’ claim that it was illegal to provide employees who transitioned to the cash balance formula with a minimum opening account balance equal to the balance they would have had if they had always been in a cash balance plan.  We call this latter claim the “always cash balance” claim.

IBM will appeal the District Court’s liability rulings on those claims, and continues to believe it is likely to be successful on appeal.

In the event that IBM is not successful on appeal, the agreement stipulates a remedy of up to 1.4 billion dollars.  This consists of potential payments for two separate claims:

•                  a 780 million dollar remedy if plaintiffs prevail on their claim that IBM’s cash balance plan formula is age discriminatory, and,

•                  a 620 million dollar remedy if plaintiffs prevail on their always cash balance claim.

The maximum liability the company could face regarding this case is therefore capped at 1.7 billion dollars if we were to lose the remaining cash balance claims.

With respect to the next steps in the litigation, in the coming months class members will receive formal notice of the settlement and the judge will hold a fairness hearing on the settlement.  Once the settlement is approved by the judge, we will appeal the liability rulings for the cash balance claims.  The appeal process should take between 9 and 15 months to complete, bringing the end date for the total process to 15 to 27 months from now.

Let me explain why we believe we are likely to be successful on appeal.

The Court’s interpretation of the age discrimination provisions of ERISA is not supported by existing judicial, regulatory or legislative authority.  In fact, all other federal courts that have addressed age discrimination challenges to cash balance plans have sided with the defendant companies.  And, this has ramifications far beyond IBM — as this ruling potentially invalidates over 1,200 US cash balance and related plans.

Now, please turn to chart 5, and I’ll spend a few minutes on a cash balance example.

This chart illustrates how a benefit is accrued under IBM’s cash balance plan, as compared to the formula which plaintiffs have advocated.  Before getting into the example, let me put this in simple, financial terms —

IBM’s two pension formulas are defined benefit plans that provide the employee with interest credit from the time a retirement benefit is earned — until it is taken.  In addition, under a cash balance plan, an employee starting earlier in his career — with the same years of service and pay — will earn more years of interest by the time he is eligible to collect retirement benefits — than an employee starting later in his career.  The plaintiffs’ claim is based on the premise that paying interest from a date a benefit is earned to the date paid is unlawful age discrimination.  In other words — it ignores the fundamental concept of the time value of money that underlies how benefits are paid in many plans, including Social Security.

Now let’s turn to a specific example that could have had significant implications if our liability remained uncapped —

An 18 year old employee and a 55 year old work for IBM for 10 years for the same pay, and then leave the company at ages 28 and 65 respectively.  Both employees were given the same cash balance credits to their pension plan — in this case 40,000 dollars plus 4,871 dollars of accumulated interest earned during the course of their 10 year employment. If both were to take their benefits as a lump sum on the day they leave the company, both would receive an identical amount — $44,871.  Now, let’s assume both employees choose to collect benefits as a lump sum at age 65. The 28 year old’s benefit will earn interest over the next 37 years.  The 65 year old’s benefit does not have the 37 years to earn interest.  Under IBM’s cash balance plan, this difference in interest credit is reflected in the benefit paid at retirement.

However, plaintiffs have claimed that for the plan to be legal IBM would have to add 37 years of hypothetical interest to the 65 year old’s lump sum amount to make it equal to the 28 year old’s benefit, even though the 28 year old will wait 37 years to receive his benefit and the 65 year old will receive his benefit immediately.  Both employees would receive a benefit of approximately 104,000 dollars.  As I said, this simply ignores the time value of money.

Now, I’ll move on to the financials, starting with the current period impact.

•                                          IBM will record a one-time charge of approximately 320 million dollars in the third quarter of 2004.  This amount covers the settlement announced today, as well as the previous settlement of the partial plan termination claim.

•                                          This non-recurring charge will be recorded to SG&A.

•                                          The result is a reduction in IBM’s pre-tax income of 320 million dollars, or approximately 13 cents per share.

•                                          In IBM’s third quarter earnings release on October 18, we will clearly identify the non-recurring charge within our reported expense, profit, and earnings per share.

•                                          Note that there is no financial impact associated with the stipulated remedy for the cash balance claims.  In accordance with FAS 5, “Accounting for Contingencies,” IBM would record a provision only when a liability is probable — and can be reasonably estimated.  IBM and its counsel have assessed the District Court’s liability ruling, as well as the applicable statutory authorities and case law.  We have concluded that it is likely we will be successful on appeal.  Therefore, we are not taking an accounting provision for the 1.4 billion dollars at this time.

Now, turning to the funded status of the plan:

•                                          As of mid-year, we were fully funded to ABO with almost 42 billion dollars in assets available to plan beneficiaries.  The funding of the plan is reviewed annually, at the end of the year, based on several factors including market performance and interest rates.

•                                          The settlement of these claims increases plan liabilities by approximately 320 million dollars, but does not require a contribution at this time.  IBM will address the funding of the plan at the end of the year in the normal course of business.

•                                          If there is a future adverse ruling on the cash balance claims by the appellate court, the pension plan liability would increase, and a funding decision may have to be made.

•                                          In the case of an adverse ruling, only a portion of the incremental liability would be immediately payable from the assets of the US pension trust to retirees.  The remainder of the liability would be payable over a long period of time.

With this settlement, we have reduced our financial risk associated with these claims.  Keep in mind that in any event, IBM is in very sound financial condition.  The Company has strong cash flows from operations, providing a source of funds which has ranged between 8.8 and 14.6 billion dollars per year over the last five years.  The Company provides for additional liquidity through several sources — including a sizable cash balance of 8.2 billion dollars at the end of June, a near debt-free non-financing business, which gives us substantial access to the global capital markets, and other global funding sources.  Therefore, if an adverse final ruling were to happen today, it would not impact IBM’s ability to conduct business as usual.

Now, please turn to chart 6.

To summarize today’s discussion:

•                                          IBM continues to believe that its pension plan is fair and lawful.

•                                          IBM believes the agreement in principle to settle certain claims is in the best interest of our business and our shareholders since it caps IBM’s potential liability on all claims, and permits a more focused appellate review of the important issues associated with IBM’s cash balance formula.

•                                          The immediate financial impact of the settlement, together with a settlement announced in mid-September is a one-time charge of approximately 320 million dollars.  There is no cash impact at this time.  Our third quarter earnings press release and earnings presentation will clearly identify the one-time charge associated with the settlement.

•                                          For the cash balance claims, IBM will file an appeal, and we believe it is likely we will be successful on appeal.

•                                          The potential financial impact of the cash balance claims is capped at 1.4 billion dollars.  Together with the 320 million dollars one-time charge, IBM’s liability associated with these claims is capped at 1.7 billion dollars.

•                                          And finally, even if the plaintiffs prevail on appeal, based on our financial condition today, the remedies are within IBM’s ability to handle.

Now let me turn to several questions that are likely to be on your mind.

Question #1.   Why would IBM settle and accept a charge if it was likely to win on appeal?

We believe the settlement is in the best interests of the business and our shareholders.  While IBM continues to believe it likely would have been successful on appeal, this agreement protects the company and its shareholders against a significant judgment.  By settling most claims, we were able to cap our maximum liability.

In addition, the settlement allows IBM to continue with its appeal on the primary issues of our cash balance plan.  That ruling potentially affects millions of American employees working for a broad spectrum of companies and non-profits throughout the nation.  The age discrimination ruling has important public policy consequences for the defined benefit pension system.  IBM firmly believes that the District Court’s ruling is wrong as a matter of law and that the interests of IBM, our employees and employees at other companies will be well served by bringing this issue to the appellate court as quickly as possible.

Question #2. Why settle pension equity and not cash balance?  What made one more attractive than the other?

The decision to settle the pension equity and related claims and to appeal the cash balance claims was a practical business decision that we believe is in the best interests of the company and our shareholders.  This has allowed us to focus on the primary issues of our cash balance plan without complicating the appeal with a number of other issues.  It is our goal to expeditiously and positively conclude the entire matter and put this behind us.

Question #3.  If IBM were to lose on appeal, how will the $1.4B be accounted for?

The possible liability associated with cash balance claims has no impact on 2004 income, funded status or funding decision since we will appeal the trial court’s opinion.

In the event IBM loses on appeal, IBM’s US pension liability would be increased by the amount stipulated in today’s agreement, and a charge would be taken against operating income.

Only a portion of the incremental liability would be immediately payable from the assets of the US pension trust to retirees.  The remainder of the liability would be payable over a long period of time.

Question #4.  Does IBM intend to change its pension plan going forward?

The settlement does not require any changes in the pension plan, and there is no decision at this time to amend the plan.  As always, however, IBM reserves the right to change our pension plans at any time in response to changing workforce and business needs.

Question #5:  How will the settlement be distributed?

The settlement funds will be distributed in a manner to be determined by the plaintiffs, subject to approval from the Court.  The settlement funds will come from the US pension plan trust.

Question #6.  You said that you will have a $320M charge in third quarter.  Are you asking us to take this out of our models for 3Q?

No.  Your existing models for the third quarter and full year appropriately reflect IBM’s ongoing business.  The 320 million dollar charge is a non-recurring item.  In our earnings release on October 18, we will clearly identify the one-time charge associated with the settlements.

Thanks Jesse.  I want to thank you all for joining us today.  As a reminder, the transcript of this webcast, along with a replay of the audio will be available on our investor website shortly. This concludes our call.

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

[LOGO]

IBM Pension Update

September 29, 2004

Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.

Those statements involve a number of factors that could cause actual results to differ materially.

Additional information concerning these factors is contained in the Company’s filing with the SEC.  Copies are available from the SEC, from the IBM web site, or from IBM Investor Relations.

IBM Pension Update

•                  Cooper v. IBM - Agreement in Principle

•                  All but two claims settled

•                  Stipulates remedy on remaining claims if plaintiffs prevail

•                  IBM to appeal rulings on Cash Balance

•                  IBM believes it is likely to be successful on appeal

•                  Financial Impact

•     One time charge of approximately $320 million in 3Q04 reported earnings

•                  Liability on remaining claims capped at $1.4 billion

•                  No cash impact at this time

IBM Pension Litigation Timeline

[CHART]

Cash Balance Formula Example

•                  Three employees, each works ten years for $80K and leaves IBM Each receives lump sum retirement benefit at age 65

•                  IBM Cash Balance Formula

Begin Working 1/1/2004	Stop Working 1/1/2014			Benefit at Time of Retirement at Age 65*			Court Ruling
				1/1/2014	1/1/2034	1/1/2051
Empl.	Empl.	5% Pay	Accumulated	Addit. Yrs. of Interest Applied			Benefit at
Age	Age	Credit	Interest	0	20	37	Retirement
55	65	$40,000	$4,871	$44,871			$104,091

35	45	$40,000	$4,871		$70,714		$104,091

18	28	$40,000	$4,871			$104,091	$104,091

* Utilized current interest rate of 2.3% for all years. The actual interest rate is reset each year to 1 yr treasury + 1%

•                  Cooper v. IBM - Agreement in Principle

•                  All but two claims settled

•                  Stipulates remedy on remaining claims if plaintiffs prevail

•                  IBM to appeal rulings on Cash Balance

•                  IBM believes it is likely to be successful on appeal

•                  Financial Impact

•     One time charge of approximately $320 million in 3Q04 reported earnings

•                  Liability on remaining claims capped at $1.4 billion

•                  No cash impact at this time

[LOGO]